Exhibit 99.1

February 10, 2010	FOR IMMEDIATE RELEASE
ZAREBA SYSTEMS ANNOUNCES FISCAL YEAR 2010
SECOND QUARTER AND FIRST SIX MONTHS RESULTS
Minneapolis — Zareba Systems, Inc. (NASDAQ:ZRBA) today announced its results for the second quarter and first six months of fiscal year 2010, ended December 31, 2009. Net sales for the second quarter of fiscal 2010 were $4.73 million, compared to net sales of $4.85 million for the second quarter of fiscal 2009. The Company’s loss from continuing operations was $260,000, or $0.10 per basic and diluted share, for the second quarter of fiscal 2010, compared to loss from continuing operations of $485,000, or $0.20 per basic and diluted share, in the comparable period of the prior year. Net loss for the second quarter of fiscal 2010 was $251,000, or $0.10 per basic and diluted share, compared to a net loss of $486,000, or $0.20 per basic and diluted share, for the previous year’s second quarter.
Net sales for the first six months of fiscal 2010 were $12.44 million, compared to net sales of $13.82 million for the first half of fiscal 2009. The Company’s income from continuing operations was $142,000, or $0.06 per basic and diluted share, for the six months ended December 31, 2009, compared to loss from continuing operations of $321,000, or $0.13 per basic and diluted share, in the comparable period of the prior year. Net income was $172,000, or $0.07 per basic and diluted share, through December 31, 2009, compared to net loss of $328,000, or $0.13 per basic and diluted share, in the comparable period of the prior year.
“Our second quarter net sales were comparable to last year, an improvement to the significant softening that we experienced in the first quarter of fiscal year 2010,” stated President and Chief Executive Officer Dale Nordquist. “We believe that sales weakness is attributable to the continued economic impact in our markets and reduced consumer spending, as well as tightened inventory positions by our customers through the off season. Our current year second quarter results reflect continued improvements to operations, resulting in lower operating expenses even with the inclusion of approximately $130,000 of expenses associated with the negotiation of our recently announced merger agreement with Woodstream Corporation.”
“We will be mindful of possible continued economic impact and variability in our business as we look forward to spring and the beginning of our seasonal high point of the year. In the coming months, we will also be focused on completing the merger with Woodstream Corporation,” concluded Nordquist.
About Zareba Systems, Inc.
Zareba Systems, Inc., a Minnesota corporation since 1960, is the world’s leading manufacturer of electronic perimeter fence and security systems for animal and access control. The Company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Ellendale, Minn. Its Zareba Systems Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom. The corporate web site is located at www.ZarebaSystemsInc.com.
- more -

Zareba Systems, Inc.
Condensed Consolidated Operating Results

(In thousands except per share amounts)	Three Months Ended		Six Months Ended
	12/31/09	12/31/08	12/31/09	12/31/08
Net sales	$4,732	$4,851	$12,436	$13,821
Gross profit	1,298	1,447	4,195	4,325
Income (loss) from operations	(596)	(576)	136	(139)
Loss before income taxes	(695)	(705)	(69)	(449)
Income (loss) from continuing operations	(260)	(485)	142	(321)
Loss from discontinued operations, net of tax	—	(1)	—	(7)
Gain from sale of product line, net of tax	9	—	30	—
Net income (loss)	$(251)	$(486)	$172	$(328)
Per common and common equivalent share:
Income (loss) from continuing operations:
Basic	$(0.10)	$(0.20)	$0.06	$(0.13)
Diluted	$(0.10)	$(0.20)	$0.06	$(0.13)
Gain (loss) from discontinued operations:
Basic	$—	$—	$—	$—
Diluted	$—	$—	$—	$—
Gain from sale of product line:
Basic	$—	$—	$0.01	$—
Diluted	$—	$—	$0.01	$—
Net income (loss) per share:
Basic	$(0.10)	$(0.20)	$0.07	$(0.13)
Diluted	$(0.10)	$(0.20)	$0.07	$(0.13)
Weighted average number of shares outstanding — basic	2,482	2,466	2,482	2,466
Weighted average number of shares outstanding — diluted	2,482	2,466	2,510	2,466
- more -

Zareba Systems, Inc.
Condensed Consolidated Balance Sheets

(In thousands)	12/31/09	6/30/09
Current Assets
· Cash and cash equivalents	$495	$272
· Accounts receivable, net	2,722	7,256
· Inventories	6,190	4,911
· Other current assets	1,021	928
Total Current Assets	10,428	13,367
Property, plant and equipment, net	2,711	2,698
Other assets	3,164	3,322
Total Assets	$16,303	$19,387
Current Liabilities
· Accounts payable	$2,621	$3,768
· Accrued liabilities	1,845	2,284
· Income taxes payable	19	198
· Current maturities of long-term debt	778	213
Total Current Liabilities	5,263	6,463
Long-term debt, less current maturities	1	1,840
Other long-term liability	90	271
Deferred income taxes	463	512
Total Liabilities	5,817	9,086
Total Stockholders’ Equity	10,486	10,301
Total Liabilities and Equity	$16,303	$19,387
This release includes certain “forward-looking statements” as defined under Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements, including those relating to possible continued economic impact and variability in our business, the beginning of our seasonal high point of the year, and the completion of the proposed merger with Woodstream Corporation, are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. Such risks and uncertainties include customer acceptance of price increases and of new and existing products, the timing of customer purchases, our ability to manage costs, and our ability to successfully invest and explore growth opportunities, as well as the development, introduction or acceptance of competing products, changes in technology, pricing or other actions by competitors, and general economic conditions. With respect to the proposed merger, such risks and uncertainties include receipt of the required shareholder approval and satisfaction of the other conditions to closing.
- more -

Additional Information
Zareba has filed a preliminary proxy statement and intends to file a definitive proxy statement and other relevant documents concerning the proposed transaction with Woodstream Corporation with the SEC. SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT, AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN AND WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANIES AND THE PROPOSED TRANSACTION.
Zareba’s officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from the shareholders of Zareba with respect to the proposed transaction. Information regarding Zareba’s directors and executive officers is contained in Zareba’s Annual Report on Forms 10-K and 10-K/A for the fiscal year ended June 30, 2009, which are filed with the SEC. More detailed information regarding the identity of potential participants in the solicitation, and their direct or indirect interests, by securities holdings or otherwise, which interests may be different from those of Zareba’s shareholders generally, are and will be set forth in the proxy statement and other materials to be filed with SEC in connection with the proposed transaction.
Each of these documents is, or will be, available free of charge at the website maintained by the SEC at www.sec.gov, and at Zareba’s website, www.zarebasystemsinc.com.
###
Contact:
Jeff Mathiesen
763-551-1125